Exhibit 99.5
April 21, 2011
Board of Directors
Pride International, Inc.
5847 San Felipe Street,
Suite 3300
Houston, TX 77057

Re:	Amendment No. 2 to the Registration Statement on Form S-4 of Ensco plc, filed April 21, 2011 (the “Registration Statement”)
Gentlemen:
Reference is made to our opinion letter, dated February 6, 2011 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Ensco plc (“Ensco”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Pride International, Inc. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of February 6, 2011, by and among Ensco, ENSCO Ventures LLC, a wholly owned subsidiary of Ensco, ENSCO International Incorporated, a wholly owned subsidiary of Ensco, and the Company.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Ensco and the Company have determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Financial Advisors — Opinion of Goldman, Sachs & Co.,” “The Merger — Background of the Merger,“ “The Merger — Recommendation of the Pride Board of Directors and Its Reasons for the Merger” and “The Merger — Opinion of Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)